Triple-S Management Corporation

1441 F.D. Roosevelt Ave.

San Juan, PR 00920

www.triplesmanagement.com

FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Amilcar Jordan VP of Finance and Chief Financial Officer (787) 749-4949	Kathy Waller AllWays Communicate, LLC (312) 543-6708

Triple-S Management Corporation Announces $25.0 Million Class B Share Repurchase Authorization

SAN JUAN, Puerto Rico, November 17, 2015 — Triple-S Management Corporation (NYSE: GTS), the leading managed care company in Puerto Rico, today announced that its Board of Directors has authorized a $25.0 million common stock repurchase program, which will commence immediately. It will be conducted, using available cash, through open-market purchases of Class B shares only, in accordance with Rules 10b-18 and 10b5-1 under the Securities Exchange Act of 1934, as amended. The timing and extent of any purchases under the program will depend on market conditions, the trading price of our shares, and other considerations, and the program may be suspended or terminated at any time.

Ramón M. Ruiz-Comas, President and Chief Executive Officer of Triple-S Management said, “We believe that our shares remain significantly undervalued. Buying back stock at current levels is accretive to future earnings and continues to represent a prudent use of our capital.”

About Triple-S Management Corporation

Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is the leading player in the managed care industry in Puerto Rico. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico, the U.S. Virgin Islands, and Costa Rica. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the Commercial and Medicare Advantage markets under the Blue Cross Blue Shield marks. In addition to its managed care business, Triple-S Management provides non-Blue Cross Blue Shield branded life and property and casualty insurance in Puerto Rico.

For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.

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